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                                                                    EXHIBIT 10.2


                      STOCK PURCHASE AND OPTION AGREEMENT
                      -----------------------------------


     THIS STOCK PURCHASE AND OPTION AGREEMENT ("Agreement") is entered into as of July 20, 1999, between ENTREPORT CORPORATION, a Florida corporation ("Purchaser"), SPORTSWARE TECHNOLOGIES, INC., a Texas corporation ("Seller"), and the stockholders of Seller listed on the list of selling stockholders ("List of Selling Stockholders") attached as Exhibit "A" hereto and who have executed this Agreement ("Selling Stockholders").

                                R E C I T A L S
                                - - - - - - - -

     A. Seller has authorized capital stock consisting of 1,000,000 shares of common stock ("Seller Common Stock"), $.01 par value, of which 105,882 shares are issued and outstanding.

     B. The Selling Stockholders are the sole stockholders of Seller and Exhibit A to this Agreement accurately lists all of the Seller Common Stock owned by each Selling Stockholder

     C. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, up to 5,573 shares ("Shares") of Seller Common Stock, which, when issued and conveyed to Purchaser, will represent five percent (5%) of all issued and outstanding shares of Seller Common Stock, in accordance with the terms and conditions contained in this Agreement.

     D. As an inducement to Purchaser to enter into this Agreement and to purchase the Shares, the Selling Stockholders desire to sell to Purchaser, and Purchaser desires to purchase from the Selling Stockholders, an option to purchase all of the issued and outstanding shares of Seller Common Stock held by the Selling Stockholders for an aggregate of Eight Million Dollars ($8,000,000.00) payable Five Million, Five Hundred-Thousand Dollars ($5,500,000.00) in United States dollars and Two Million, Five Hundred-Thousand Dollars ($2,50,000.00) in shares of Purchaser's $.001 par value common stock based upon the average price per share of Purchaser's common stock for the most recent thirty (30) days immediately preceding exercise of the Option, in accordance with the terms and conditions contained in this Agreement.

                               A G R E E M E N T
                               - - - - - - - - -

     In consideration of the foregoing and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.  PURCHASE AND SALE OF SHARES AND OPTIONS.
    ---------------------------------------

    1.1  Agreement to Purchase and Sell Shares.  Subject to the terms and
         -------------------------------------
conditions of this Agreement, Seller agrees to sell, issue and deliver to Purchaser, and the Purchaser agrees to purchase from Seller, the Shares at a purchase price of Four Hundred Thousand Dollars ($400,000) or $71.78 per Share. Purchaser shall purchase 2,715 of the Shares ("Initial Shares ") at the Initial Closing (as defined below) in consideration of Purchaser's delivery of $200,000, by wire or cashier's check. At any time commencing on August 1, 1999 and up to but not beyond December 21, 1999, Purchaser shall purchase from Seller, at Seller's election and upon 72 hours advance written notice ("Notice to Sell") to Purchaser, all of the other 2,858 Shares ("Other Shares") at the purchase price of $69.98 per Share.

    1.2  Agreement to Purchase and Sell Options.  Subject to the terms and
         --------------------------------------
conditions of this Agreement, each Selling Stockholder, individually and not jointly, hereby grants to Purchaser an option ("Option") to purchase all of the Seller Common Stock owned by the Selling Stockholder. Each Option shall entitle the Purchaser to purchase at any time, or from time to time, up to but not beyond December 21, 1999 all or any portion of the Seller Common Stock owned by the Selling Stockholder at an exercise price of $75.56 per share. The Options shall otherwise be subject to the terms and conditions set forth in the form of Option Agreement attached hereto as Exhibit B.

III.  CLOSINGS

     A.  Initial Closing.

     1. Date and Location. The initial closing ("Initial Closing") shall be held at 2:00 p.m. on July 21, 1999, or such earlier or later date as may be mutually agreed upon in writing by the parties hereto ("Initial Closing Date"), at the offices of the Seller or such other location mutually acceptable to Seller and Purchaser.

     2. Delivery by Seller. At the Initial Closing, Seller shall cause to be delivered to Purchaser the following documents, instruments and items, all of which shall be dated on or effective as of the Initial Closing Date:

         a. Certificates representing and evidencing the Initial Shares duly endorsed by an appropriate officer of Seller;

         b. Certified resolutions of Seller's officers and shareholders authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

         c. Option Agreements in the form attached hereto as Exhibit B duly executed by each of the Selling Stockholders entitling the Purchaser to Purchase all of the issued and outstanding shares of Seller Common Stock (other than the Shares being purchased by Purchaser hereunder); and

         d.  All other documents reasonably requested by Purchaser.

     3. Delivery by Purchaser. At the Initial Closing, Purchaser shall cause to be delivered to Seller, as the case may be, the following documents, instruments, and items, all of which shall be dated on or effective as of the Initial Closing Date:

         a.  Cashier's check or wire transfer in the amount of $200,000;

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         b.  A certified resolution authorizing the execution of this
Agreement and the consummation of the transactions contemplated hereby; and

         c.  All other documents reasonably requested by Seller.

     B. Additional Closings. Seller and Purchaser shall conduct additional closings ("Additional Closings") from time to time hereunder for purposes of effecting Seller's issuance and sale, and Purchaser's purchase, of the Additional Shares. Each Additional Closing shall take place at the offices of Seller at 10:00 a.m. on the third business day following Purchaser's receipt of a Notice to Sell from Seller. At each of the Additional Closings, Purchaser shall deliver to Seller the purchase price by way of cashier's check or wire transfer and Seller shall deliver to Purchaser certificates representing and evidencing the Other Shares duly endorsed by an appropriate officer of Seller.

     C. Closing Costs. Each party shall be responsible for the payment of the fees and expenses of the respective legal counsel involved in this transaction.

IV.  SELLER'S COVENANTS, REPRESENTATIONS AND WARRANTIES

     Seller makes the following covenants, representations and warranties to Purchaser which covenants, representations and warranties shall be deemed to have been restated on and as of the date of the Closing and the Option Closing:

     A.  Organization and Good Standing.

     1. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Texas, and has full corporate power and corporate authority to carry on its business as now conducted by it. Neither the character of the properties and assets of Seller nor the nature of the business transacted by Seller is such that it is required to qualify to do business in any jurisdiction other than its jurisdiction of incorporation.

     2. Seller has furnished to Purchaser complete and correct copies of the Articles of Incorporation and Bylaws of Seller as in effect on the date hereof.

     3. Seller has made available to Purchaser for its examination the minute books and stock certificate books of Seller. Said minute books reflect all resolutions adopted and all material actions expressly authorized or ratified by the shareholders and directors of Seller. The stock certificate books reflect all issuances, transfers and cancellations of capital stock of Seller.

     4. Seller agrees that the funds received under this Agreement shall be used for the Seller's business and no shareholders of Seller shall have any loans or debts repaid.

     B. Capitalization. The authorized capital stock of Seller consists of One Million (1,000,000) shares of common stock, $0.01 par value, of which 105,882 shares are issued and outstanding on the date hereof. All such issued and outstanding shares are validly issued, fully

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paid and nonassessable. There are no options, warrants, subscriptions or other rights outstanding for the purchase of, nor any securities convertible into, the capital stock of Seller. No shares of Seller are held as treasury stock. The Shares issuable hereunder, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. The Shares will be free of any liens or encumbrances, except for any restrictions imposed by federal or state securities laws. Until the earlier of the termination of this Agreement in accordance with its terms or December 21, 1999, Seller shall not issue or sell any shares of the capital stock of Seller without the prior written consent of Purchaser, which consent Purchaser shall have the absolute right to withhold unless the proposed issuee agrees to grant Purchaser an option to purchase the securities to be acquired from the Seller pursuant to an Option Agreement on the terms and conditions set forth in Exhibit B.

     C. Authority of Seller. Seller has legal capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions provided for herein. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding agreement of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     D. Financial Statement and Tax Returns. Seller heretofore has delivered to Purchaser Seller's tax returns for the years 1995, 1996 and 1997 ("Tax Returns") and Seller's balance sheet and income statement for fiscal year ending December 31, 1998, including the notes thereto ("Financial Statement"). The Financial Statement has been prepared in accordance with generally accepted accounting principles consistently applied throughout the period indicated and fairly presents the financial position of Seller as of the dates thereof.

     E. Absence of Certain Changes. Since December 31, 1998, there has not been (a) any material change in the business, financial condition or operations of Seller; (b) any damage, destruction or loss materially adversely affecting Seller's properties and business; (c) any declaration, setting aside or payment of any dividend, whether in cash, stock or property in respect of Seller's common stock, or any redemption or acquisition of such stock of Seller; (d) any entry into any Material Contract (as hereinafter defined) or any other material commitment or transaction not in the ordinary course of business; or (e) any change by Seller in its accounting methods or principles.

     F. Contracts. Seller has provided to Purchaser a schedule of all "Material Contracts" to which seller is a party or by which Seller is bound. As used in this Agreement, the term "Material Contracts" means: (a) contracts or commitments (i) entered into out of the ordinary course of business or (ii) of material importance to the conduct of the business of Seller; (b) bonus, incentive compensation, pension, profit sharing, stock option, group insurance, medical reimbursement or employee welfare or benefit plans of any nature whatsoever; (c) collective bargaining agreements or other contracts or commitments to or with labor unions or other employee groups; (d) leases, contracts or commitments affecting ownership of, title to, use of or any interest in real estate; (e) employment contracts and other contracts or agreements or commitments to or with the individual employees or consultants extending for a period of more than one month from the date hereof or providing for earlier termination only upon payment of a penalty of the equivalent thereof; (f) contracts and commitments to which seller is a party or by which Seller is bound which involve an annual commitment or annual payment by any party thereto of more than Fifty Thousand Dollars ($50,000.00) individually, or which have a fixed term extending more than twenty-four (24) months from the date hereof and which involve an annual commitment or annual payment by any party thereto of more than Fifty Thousand Dollars ($50,000.00) individually; (g) credit and loan agreements, indentures, promissory notes and other documents representing indebtedness for borrowed money; and (h) agreements and commitments with respect to trademarks, service marks, trade names, patents, patent applications, technical assistance, special processes, know-how, copyright or other like items. To the best knowledge of Seller, the Material Contracts are valid and binding contracts of Seller, enforceable in accordance with their terms (subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies), in each case to the extent material to the assets, liabilities, results of operations, financial condition and business of Seller. To the best knowledge of Seller, except for events or occurrences, the consequences of which, individually or in the aggregate, would not have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of Seller, there is not under any of the Material Contracts any existing breach, default or event of default by Seller or event that with notice or lapse of time or both would constitute a breach, default or event of default by Seller, nor is Seller aware of, and Seller has not received notice of, or made a claim with respect to, any breach or default by any other party thereto.

     G. Title to and Condition of Properties. Except as set forth on Exhibit "C" attached hereto, Seller has good and marketable title to its properties reflected in its Financial Statements or acquired after the date thereof (other than properties sold or otherwise disposed of in the ordinary course of business), and all of such properties are held free and clear of all title defects, liens, encumbrances and restrictions.

     H. Accounts Receivable. Each account receivable shown in the Financial Statements generated since the date thereof represents a bona fide amount due from an account debtor in the usual and ordinary course of business.

     I. Outstanding Indebtedness. Seller has delivered a true and complete schedule of all notes payable, trade payables and other indebtedness owed by Seller, including a description of the material terms thereof and a description of all properties or assets pledged, mortgaged or otherwise hypothecated (voluntarily or involuntarily) as security therefor.

     J. Absence of Undisclosed Liabilities. To the best knowledge of Seller, Seller has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements, except for (a) those that may have been incurred after the date of same and (b) those that are not required by generally accepted accounting principles to be included in a balance sheet. All debts, liabilities, and obligations incurred after that date were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

K.  Taxes.

    1. Seller has duly filed all federal, state, local and foreign tax returns required to be filed by it, all such returns are true and correct in all material respects, and Seller has duly paid or made adequate provision for the payment of all taxes which are due and payable pursuant to such returns. The Seller does currently owe the IRS Forty Thousand Dollars ($40,000.00) in back payroll taxes and has arranged an agreed payment plan. The liability for taxes reflected in the Financial Statements is sufficient for the payment of all unpaid taxes, whether or not disputed, that are accrued or applicable for the period ended as of the date thereof and for all years and periods ended prior thereto. All deficiencies asserted as a result of any examinations by the Internal Revenue Service or any other taxing authority have been paid, fully settled or adequately provided for in the Financial Statements. There are no pending claims asserted for taxes of the Seller or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Seller for any period. Seller has not filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). Seller has provided Purchaser true, complete and correct copies of each of the Seller's federal income tax returns for the last five years and such other tax returns as have been requested by Purchaser.

    2. All contributions due from Seller pursuant to any unemployment insurance or workers compensation laws and all sales or use taxes which are due or payable by Seller have been paid in full and will be so paid through the Closing Date. Seller has withheld and paid to, or will cause to be paid to, the appropriate taxing authorities all amounts required to be withheld from the wages of their employees under state law and the applicable provisions of the Code, and Seller will continue to do so with respect to all wages paid by them through the Closing Date.

    L. Legal Proceedings. Except as set forth on Exhibit "C" attached hereto, there are no suits, actions, claims, proceedings or investigations pending or, to the best knowledge of Seller, threatened against, relating to or involving Seller (or any of their respective officers or directors in connection with the business of any Seller) before any court, arbitrator or administrative or governmental body, which, if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of Seller. Seller is not subject to any judgment, decree, injunction, rule or order of any court which is reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of Seller or to cause a material limitation on Purchaser's ability to operate the business of Seller after the Closing.

    M. Labor Relations. Seller has not been a party to any contract or agreement with a labor union or any local or subdivision thereof, nor has Seller been charged with any unresolved unfair labor practices. Seller has no knowledge of any present organizing activity among employees of Seller by any union. There are no material controversies pending or, to the best knowledge of Seller, threatened between Seller and their employees. The best knowledge of Seller, Seller has complied in all materiel respects with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment to social security and similar taxes.

    N. Insurance. Seller has provided a schedule of current insurance coverages maintained by Seller including names of carriers and amounts of coverage. Seller shall maintain such insurance through the Closing Date.

    O. Compliance with Laws. To the best knowledge of Seller, Seller has not failed to comply with any applicable law, statute, ordinance, regulation, decree or any other legal requirement, except where the failure to comply would not have a material adverse effect on the business, properties or financial condition of Seller.

    P. No Conflict with Other Instruments. The execution of this Agreement by Seller, its delivery to Purchaser and the consummation of the transactions contemplated hereby will not conflict with any provisions of the Articles of Incorporation or Bylaws of Seller and will not conflict with or result in a breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, contract or other agreement or instrument to which Seller is a party or is subject or by which any of their properties or assets are bound, or result in the creation of any lien, encumbrance or charge upon any of the properties or assets of Seller.

    Q. Brokerage and Finder's Fees. Neither Seller, nor any of its respective officers, directors or employees, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated herein.

    R. Employee Benefit Plans. Seller does not maintain or contribute to any "employee pension benefit plan" or employee welfare benefit plan" as defined in Sections 3(2) and 3(1), respectively, of the Employee Retirement Income Security Act of 1974 ("ERISA").

    S. Material Misstatements or Omissions. No representation or warranty of Seller in this Agreement, or in any exhibit, document, statement, certificate or schedule furnished or to be furnished by Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

    T. Access to Properties and Records. Until the earlier of the termination of this Agreement in accordance with its terms or December 21, 1999, Seller shall afford to Purchaser and its counsel, accountants and other representatives full access to all of the properties, assets, employees, books, commitments, contracts and records of Seller and shall furnish Purchaser with such additional financial and operating data and other information as to the business of Seller as Purchaser shall from time to time reasonably request. Such access to these items shall be at reasonable times during ordinary business hours and shall not involve the interference with the operation of Seller's business.

    U. Conduct of Business. Between the date hereof and the Closing Date, Seller shall conduct its business diligently and only in the ordinary course.

    V. Corporate Matters. From and after the date hereof and until the Closing Date, Seller shall not (a) amend its Articles of Incorporation or Bylaws; (b) issue any shares of its capital stock; (c) issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued or transferred from treasure;
(d) alter the composition of its Board of Directors; (e) redeem, purchase or otherwise acquire any shares of its capital stock or declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock;
(f) distribute any cash or property to its shareholders or any of its affiliates as a loan; or (g) agree to do any of the acts listed above.

V.  PURCHASER'S COVENANTS, REPRESENTATIONS AND WARRANTIES

    Purchaser makes the following covenants, representations and warranties to Seller, which covenants, representations and warranties shall be deemed to have been restated on and as of the date of the Closing and the Option Closing.

    A. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has full corporate power and corporate authority to carry on its business as now conducted by it and is entitled to own or lease and operate its properties and assets now owned or leased and operated by it.

    B. No Conflict with Other Instruments. The execution of this Agreement by Purchaser, its delivery to Seller and the consummation of the transactions contemplated hereby will not: (a) conflict with any provisions of the Articles of Incorporation or Bylaws of Purchaser; (b) conflict with or result in a breach of any term or provision of or constitute a default under any indenture, mortgage, deed of trust or other material agreement or instrument to which Purchaser is a party or to which it is subject or by which any of its properties or assets are bound; (c) result I the creation of any lien, encumbrance or charge upon any of the properties or assets of Purchaser; or (d) violate any provision of any law, rule or regulation to which Purchaser is subject or any order, writ, injunction or decree of any court or other governmental agency or instrumentality to which Purchaser is subject.

    C. Authorization. Purchaser has full corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions provided for herein. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser and no further corporate action is necessary on the part of the Purchaser to make this Agreement binding upon Purchaser in accordance with its terms. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

    D. Brokerage and Finder's Fees. Neither Purchaser, nor any of its respective officers, directors or employees, nor any affiliate of Purchaser has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated herein.

    E. Material Misstatements or Omissions. No representation or warranty by Purchaser in this Agreement, or in any exhibit, document, statement, certificate or schedule furnished or to be furnished by Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

VI. REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDERS.
    ----------------------------------------------------------

    Each Selling Stockholder represents, warrants and covenants, separately and not jointly, to and with Purchaser as follows:

    A.  Power and Authority.  The Selling Stockholder has all requisite
        -------------------
individual power and authority to enter into and to carry out all of the terms of this Agreement, the Option Agreement and all other documents executed and delivered in connection herewith. All individual action on the part of the Selling Stockholder necessary for the authorization, execution, delivery and performance of this Agreement and the option Agreement by the Selling Stockholder has been taken and no further authorization on the part of the Selling Stockholder is required to consummate the transactions provided for in this Agreement or the Option Agreement. When executed and delivered by the Selling Stockholder, this Agreement and the Option Agreement shall constitute the valid and legally binding obligation of the Selling Stockholder enforceable in accordance with its terms.

    B.  Ownership of and Title to Securities.  The Recitals to this Agreement
        ------------------------------------
set forth all of the authorized, issued and outstanding capital of Seller. Exhibit A sets forth all of the capital stock of Seller owned by the Selling Stockholder and the Selling Stockholder represents that he does not , and to his knowledge no one else, owns any options, warrants or rights entitling its holder to purchase the capital stock of Seller. The Selling Stockholder represents that the Selling Stockholder has and will transfer to Purchaser, upon Purchaser's exercise of the Option and payment for the underlying shares of Seller common Stock, good and marketable title to the Seller Common Stock owned by Selling Stockholder, free and clear of all pledges, security interests, mortgages, liens, claims, charges, restrictions or encumbrances except for any restrictions under applicable state and federal securities laws.

    C.  Waiver and Consent.  The Selling Stockholder hereby consents to the
        ------------------
execution of this Agreement and the Option Agreements by Seller and each of the other Selling Stockholders and the performance of their obligations hereunder and under the other Option

Agreements, and specifically waives his right of first refusal to purchase any shares of Seller Common Stock under that certain Shareholder's Agreement of Sportsware Technologies, Inc. dated November 11, 1997 in connection with Purchaser's exercise of the Option Agreements granted to Purchaser by the other Selling Stockholders.

V. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

    The obligations of Purchaser under this Agreement shall be subject to the satisfaction on or before the Closing Date and the Option Closing Date of each of the following conditions, except to the extent Purchaser may waive such conditions in writing:

    A. Representations and Warranties. All representations and warranties of Seller contained in or made under or in connection with this Agreement shall be true and correct in all material respects on and as of the Closing Date.

    B. Performance of Obligations. Seller shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

    C. Delivery of Stock Certificates. Seller shall have delivered to Purchaser the certificates representing the Stock together with appropriate instruments of transfer in form and substance satisfactory to counsel for Purchaser.

VII.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

    The obligations of Seller under this Agreement shall be subject to the satisfaction on or before the Closing Date and the Option Closing Date of each of the following conditions, except to the extent Seller may waive any of such conditions in writing:

    A. Representations and Warranties. All representations and warranties of Purchaser contained in or made under or in connection with this Agreement shall be true and correct in all material respects on and as of the Closing Date.

    B. Performance of Obligations. Purchaser shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

    C. Payment of Purchase Price. Purchaser shall have paid to Seller the Purchase Price by cash, cashier's check and/or wire transfer.

VIII.  SURVIVAL

    All statements contained herein or in any certificate or other instrument delivered pursuant hereto by or on behalf of any party shall be deemed to be representations and warranties made pursuant to this Agreement by such party. All representations, warranties, covenants and agreements made herein or otherwise by Purchaser and Seller shall survive the Closing, Option Closing and any investigations made by or on behalf of any party hereto.

IX. INDEMNIFICATION

    A. By Seller. Seller shall indemnify and hold harmless Purchaser against all losses, liabilities, costs and expenses, including reasonable attorneys' fees and court costs, resulting from any breach of any warranty, representation, covenant or agreement made herein by Seller.

    B. By Purchaser. Purchaser shall indemnify and hold harmless Seller against all losses, liabilities, costs and expenses, including reasonable attorneys' fees and court costs, resulting from any breach of any warranty, representation, covenant or agreement made herein by Purchaser.

X.  EVENT OF DEFAULT

    Except as otherwise expressly provided herein, either party hereto shall be deemed to be in default of this Agreement if such party fails or refuses to comply with the terms and conditions set forth herein for any reason other than the prior termination of this Agreement purchase to a right to so terminate expressly set forth in this Agreement and said default continues for a period of thirty (30) days after written notice from the non-defaulting party to the defaulting party specifying the default (an "Event of Default").

XI. REMEDIES

    A. Seller's Remedies Prior to Closing. Upon the occurrence of an Event of Default by Purchaser prior to Closing, Seller shall be entitled to terminate this Agreement by giving Purchaser written notice of termination in writing, and the parties hereto shall be released from all obligations to each other hereunder.

    B. Seller's Remedies After Closing. Upon the occurrence of an Event of Default by Purchaser after Closing which is not cured within the time permitted, Seller may (i) require arbitration for specific performance under this Agreement and/or (ii) require arbitration for damages sustained by Seller as a result of Purchaser's default under this Agreement.

    C. Purchaser's Remedies Prior to Closing. Upon the occurrence of an Event of Default by Seller prior to Closing, Purchaser shall be entitled to (i) terminate this Agreement by giving Seller notice of termination in writing, and the parties hereto shall be released from all obligations to each other hereunder, or (ii) require arbitration for specific performance of this Agreement.

     D. Purchaser's Remedies After Closing. Upon the occurrence of an Event of Default by Seller after Closing which is not cured within the time permitted, Purchaser may (i) require arbitration for specific performance under this Agreement and/or (ii) require arbitration for damages sustained by Purchaser as a result of Seller's default under this Agreement.

XII.  PURCHASER'S OBLIGATIONS

     Seller recognizes and acknowledges that Purchaser is an independent corporation, capitalized as required by applicable laws, chartered under the laws of Florida, to whom Seller will solely look and who is solely responsible for the obligations and liabilities of Purchaser recited herein, arising hereunder, or in any manner related to the transactions contemplated hereby, and Seller further recognizes and acknowledges that no other entity or entities, including (i) Purchaser's parent corporation, (ii) any individual, or (iii) any corporation affiliated with Purchaser is in any manner liable or responsible for the obligations and liabilities of Purchaser, whether recited herein, arising hereunder, or in any manner related to the transactions contemplated hereby. Seller has made such inquiry and investigation as it deems appropriate as to the financial ability of Purchaser to perform all of its obligations, duties, liabilities, and undertakings contemplated by the transaction from which this Agreement arises and that it has no further inquiry it desires to make. Seller is not relying on any other entity to contribute to the financial where withal of Purchaser to carry out its obligations, duties, liabilities, and undertakings, and no oral representations have been made as to other financial support of Purchaser by any party or entity. Seller is thus solely relying on the financial ability of Purchaser, and Seller shall not attempt to pierce the corporate veil of Purchaser in order to obtain financial contribution or responsibility.

XIII.  NOTICES

     Any notices or other communications shall be deemed given if hand delivered, or sent by certified mail, return receipt requested, postage prepaid, addressed as shown below. All notices hand delivered shall be deemed received on the date of delivery. All notices forwarded by mail shall be deemed received on the earlier of (i) the date seven (7) days (excluding Sundays and legal holidays when the U.S. mail is not delivered) immediately following date of deposit in the U.S. mail or (ii) the date of actual receipt.

     If to Seller:      SportsWare Technologies
                        5495 Beltline Road, Suite 370
                        Dallas, Texas 75240
                        Attention:  William J. Kassul

     With a Copy to:    Ted M. Benn, Esq.
                        Munsch, Hardt, Kopf & Harr, P.C.
                        4000 Fountain Place
                        1445 Ross Avenue
                        Dallas, Texas  75202

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

     If to Purchaser:   EntrePort Corporation
                        10455 Sorrento Valley Road, Suite 204
                        San Diego, California  92121
                        Attention:  William A. Shue

     With a Copy to:    Oppenheimer Wolff & Donnelly LLP
                        500 Newport Center Drive,
                        Suite 700
                        Newport Beach, California  92660
                        Attention:  Daniel K. Donahue, Esq.

     The addresses and addressees may be changed by giving notice of such change in the manner provided herein for giving notice. Unless and until such written notice is received, the last address and addressee given shall be deemed to continue in effect for all purposes. No notice to either Purchaser or Seller shall be deemed given or received unless the entity noted "With a Copy to" is simultaneously delivered notice in the same manner as any notice given to either Seller or Purchaser, as the case may be.

XIV.  MISCELLANEOUS

     A. Entire Agreement. This Agreement embodies the entire agreement and understanding of Seller and Purchaser relating to the subject matter hereof and supersedes all prior representations, agreements, and understandings, oral or written, relating to such matter.

     B. Assignment. Except as expressly provided herein, this Agreement and any documents executed in connection herewith shall not be assigned by Seller or Purchaser without the prior written consent of the other party, and any assignment without such prior written consent shall be null and void.

     C. Severability. Except as expressly provided to the contrary herein, each section, part, term, or provision of this Agreement shall be considered severable, and if for any reason any section, part, term, or provision herein is determined to be invalid and contrary to or in conflict with any existing or future law or regulation by a court or governmental agency having valid jurisdiction, such determination shall not impair the operation of or have any other effect on other sections, parts, terms, or provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect and bind the parties hereto, and said invalid sections, parts, terms, or provisions shall not be deemed to be a part of this Agreement.

     D. Public Announcements. Prior to Closing, neither party hereto shall make any public announcement or press release concerning this Agreement or the transactions contemplated herein except as may be mutually agreed upon by the parties in writing.

     E. Construction and Interpretation of Agreement. This Agreement is to be performed in the State of California and shall be governed by and construed in accordance with the laws of the State of California. Should any provision of this Agreement require interpretation, it is agreed that the presumption that the terms hereof shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same shall not apply. It is agreed and stipulated that all parties hereto have participated equally in the preparation of this Agreement and legal counsel was consulted by each party before the execution of this Agreement.

     F. Amendment and Waiver. This Agreement may not be amended or modified in any way except by an instrument in writing executed by all parties hereto.

     G. Access and Information. Seller shall permit Purchaser and Purchaser's representatives, employees, agents, or independent contractors of Purchaser access to all books, records, and documents pertaining to Seller at all times during normal business hours from the date hereof to the Closing Date. Seller shall cooperate to the fullest extent in securing and providing to Purchaser all such information which may be in the possession of others.

     H. Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

     I. Successors and Assigns. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns whenever the context so requires or permits.

     J. Time. Time is of the essence in this Agreement and each and all of its provisions. Any extension of time granted for the performance of any duty under this Agreement shall not be considered an extension of time for the performance of any other obligation under this Agreement.

     K. Captions. Captions, titles to sections, and paragraph headings used herein are for convenience of reference and shall not be deemed to limit or alter any provision hereof.

     L. Governing Document. This Agreement shall govern in the event of any inconsistency between this Agreement and any of the Schedules attached hereto or any other document or instrument executed or delivered pursuant hereto or in connection herewith.

     M. Arbitration. Any controversy arising out of, or relating to, this Agreement, or a breach, shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its rules. A judgment upon an award rendered by the arbitrator may be entered in any court having jurisdiction. The initiating party shall give written notice to the other party of its decision to arbitrate by providing a specific statement setting forth the nature of the dispute, the amount involved, the remedy sought, and the hearing locale requested. The initiating party shall be responsible for all filing requirements and the payment of any fees according to the rules of the applicable regional office of the American Arbitration Association. The arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, all of its costs and expenses including attorneys' fees, arbitrator's fees, and out-of-pocket expenses of any kind. The consideration of the parties to be bound by arbitration is not only the waiver of trial by jury, but also the waiver of any rights to appeal the arbitration finding.

     IN WITNESS WHEREOF, the parties have executed this Stock Purchase and Option Agreement on the date first written above.


                                        SELLER

                                        SPORTSWARE TECHNOLOGIES, INC.,
                                        a Texas corporation



                                   By:  /s/ William J. Kassul
                                        --------------------------------
                                 Name:  William J. Kassul
                                        --------------------------------
                                Title:  President
                                        --------------------------------
                                 Date:  7/21/99
                                        --------------------------------


                                        PURCHASER

                                        ENTREPORT CORPORATION,
                                        a Florida corporation



                                   By:  /s/ W.A. Shue
                                        --------------------------------
                                 Name:  William A. Shue
                                        --------------------------------
                                Title:  President
                                        --------------------------------
                                 Date:  7/21/99
                                        --------------------------------


          [Signatures of Selling Stockholders Appear on Exhibit "A"]

                                  EXHIBIT "A"

                         LIST OF SELLING STOCKHOLDERS
                         ----------------------------


                                                        Number of Shares
Name and Address of                                     Owned by Selling
Selling Stockholder                 Signature           Stockholder

Michael Muhney                  /s/ Michael Muhney            1,000
P.O. Box 630388
Irving, TX  75063

William J. Kassul               /s/ William J. Kassul        49,241
5495 Beltline Road, Suite 370
Dallas, TX  75240

William E. Brooks               /s/ William E. Brooks         3,600
4500 Pebble Brook
Plano, TX  75093

BAI, LP                         /s/ William E. Brooks        11,647
4500 Pebble Brook
Plano, TX  75093

Alex Tsakiris                   /s/ Alex Tsakiris            24,512
1940 Seaview Avenue
Del Mar, CA  92014

                                  EXHIBIT "B"

                                  EXHIBIT "C"